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  EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF BASIC AND DILUTED
                 EARNINGS PER SHARE (UNAUDITED)

          THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                         2000      1999               2000        1999


BASIC EARNINGS PER SHARE

  Net Income             $  8,436  $ 6,832            $23,899     $19,756
  Weighted average
    shares outstanding     28,210   27,962             28,024      28,026


  Basic earnings
   per share             $   0.30  $  0.24            $  0.85     $ 0.70

DILUTED EARNINGS PER SHARE

  Weighted average
   number of shares
   outstanding             28,210   27,962             28,024     28,026

  Net effect of
   dilutive stock
   options, based on
   the treasury
   stock method                 2        4                 -          2

  Total diluted shares
   used in computation     28,212   27,966             28,024     28,028

  Diluted earnings per
   share                  $  0.30  $  0.24            $  0.85    $  0.70

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